Riviera Holdings Corporation
                    2901 Las Vegas Boulevard South
                          Las Vegas NV 89109
                  Investor Relations: (800) 362-1460
                          TRADED: AMEX  - RIV
                         www.rivierahotel.com


FOR FURTHER INFORMATION:

AT THE COMPANY                            INVESTOR RELATIONS
Mark Lefever, Treasurer and CFO           Betsy Truax, Skorpus Consulting
(702) 794-9527 Voice                      (208) 241-3704 Voice
(702) 794-9442 Fax                        (208) 232-5317 Fax
Email:  mlefever@theriviera.com           Email:   betsytruax_hartman@msn.com


FOR IMMEDIATE RELEASE


  RIVIERA HIRES NICHOLAS POLCINO, JR. AS GENERAL MANAGER OF RIVIERA BLACK HAWK


LAS VEGAS, NV (March 12, 2008) - Riviera Holdings Corporation (AMEX:RIV) announces the appointment of Mr. Nicholas J. Polcino, Jr. to the position of General Manager of Riviera Black Hawk, pending approval by the Colorado Division of Gaming. Mr. Polcino's career in the gaming industry has spanned almost 30 years, beginning as a dealer in Atlantic City in 1979, to holding most of the major managerial positions on the casino floor. He served less than a year as Executive Director of Operations for Resorts Hotel and Casino in Tunica, Mississippi before being promoted to Assistant General Manager of the property in 2005.

Mr. William L. Westerman, CEO and Chairman of Riviera Holdings, said, "Nick comes to Riviera Black Hawk with some of the most comprehensive experience we've seen in casino operations. His experience includes virtually all supervisory and managerial positions on the casino floor, as well as extensive first-hand knowledge of the policies, procedures and standards of daily casino operations. Nick's personality and professionalism will add to the overall enjoyment of our customers' gaming experience. We are excited to have Nick join the team and look forward to his contribution to the continued growth and prosperity of Riviera Black Hawk."

About Riviera Holdings:
Riviera Holdings Corporation owns and operates the Riviera Hotel and Casino on the Las Vegas Strip and the Riviera Black Hawk Casino in Black Hawk, Colorado. Riviera is traded on the American Stock Exchange under the symbol RIV. For additional information, please visit the Company's website at www.rivierahotel.com.


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